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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We have issued our report dated February 8, 1996, (except for the "Earnings per Share" paragraph of Note 1, as to which the date is March 29, 1996) accompanying the financial statements of Life Savings Bank, Federal Savings Bank contained in Life Financial Corp.'s Registration Statement on Form S-1, SEC
File No. 333-28035, and Prospectus included therein. We consent to the incorporation by reference of the aforementioned report into this Registration Statement on Form S-1, and to the use of our name as it appears under the captions "Experts" and "Changes in Accountants."

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Irvine, California
June 24, 1997